Green Mountain Coffee Roasters, Inc.
Key Management Bonus Plan for FY 2006
  INTENT

  The Key Management Bonus Plan for fiscal year 2006 (the period from September 25, 2005 to September 30, 2006) is designed to recognize the contributions of key management employees to the achievement of business goals and objectives through a monetary bonus.

  PLAN FORMULA
    Qualifier

    In order for a participant to qualify for a bonus award, the participant must have performed their duties satisfactorily, in accordance with policies and procedures and in a manner that will enhance the quality of the working experience at, the image of and reputation of Green Mountain Coffee Roasters (GMCR).

    Payout

    The participant may earn a bonus on an annual basis during the plan year based on a combination of the organization reaching the Operating Profit target, and the achievement of individualized goals. See the attached cover letter for specifics.

    Fiscal Year 2006 Program

Bonus target numbers will be individually communicated in the cover letter sent with this plan description. Bonuses will be paid out on two sets of targets:
    Great Game of Business. See the FY 2006 Company-wide Profit Sharing Plan for details.
    Individual Goals. Please refer to individuals' FY 2006 Personal Performance Action Plans and Goal Agreement Sheets.
  EFFECTIVE DATE

  The terms and conditions of this Plan are for fiscal year 2006 of Green Mountain Coffee Roasters, Inc. (September 25, 2005 to September 30, 2006).

  ELIGIBLE EMPLOYEES
    Participation is limited to executive management employees of Green Mountain Coffee Roasters identified by the CEO and Human Resources. Key management employees are characteristically defined as:
      Employees reporting directly to a Senior Leadership Team Member with broad organizational impact, or
      Employees with broad impact of the success of the organization identified by the President and Vice President of Human Resources and Organizational Development.
    To be eligible, a participant must be employed in an identified key management position for a minimum of six months during each applicable fiscal year. Bonus payments to participants with at least six months service but less than twelve full months service in an identified key management position will be prorated based on the number of months in the identified key management. One half month is considered a full month.
    A participant who retires, dies, transfers to a position not covered by this Plan, or is placed on a leave of absence or lay-off, receives a prorated bonus payment under this plan provided IV (b) above is satisfied.
    A participant who resigns or is terminated for cause or unsatisfactory performance prior to receipt of payment receives no bonus payment under this Plan. A participant under a corrective action plan at the time of payout will not receive a payout.
  BONUS TERMS, CONDITIONS, AND PAYMENTS
    The provisions of this Plan do not constitute a contract of employment.
    Bonus payments are made as soon as practical following the issuance of the audited financial statements of GMCR for the applicable fiscal year, but no later than December 31, 2006.
    Annual payouts are made in accordance with GMCR's financial policies and procedures.
    Taxes will be withheld in accordance with Local, State, and Federal laws.
  ADMINISTRATION
    This Plan is administered by Human Resources of GMCR. The HR team reviews and approves all individual bonus payments. Human Resources is guided by the intent of this Plan to provide a motivating bonus that rewards employees for their contributions to GMCR.
    The CEO and VP of Human Resources/Organizational Development have full power to construe or interpret this Plan and to make adjustments when, in its opinion, inequities may result. Their decision will prevail in all disputes.
    Because business conditions may change, the Compensation Committee of the Board of Directors of GMCR reserve the right to amend, modify, or cancel this Plan at anytime with written notice to the participants.